Exhibit 99.2

VOCERA COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and related notes present the historical condensed combined financial information of Vocera Communications, Inc. and its wholly owned subsidiaries (hereinafter referred to as “Vocera”, “we,” “our,” “us” and similar terms unless the context indicates otherwise) and Extension, LLC (“Extension”) after giving effect to Vocera’s acquisition of Extension that was completed on October 27, 2016 (the “Acquisition Date”). The unaudited pro forma condensed combined financial information gives effect to our acquisition of Extension based on the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2016 (“pro forma balance sheet”) is presented as if the acquisition of Extension had occurred on September 30, 2016. The unaudited pro forma condensed combined statements of operations (“pro forma statements of operations”) for the nine months ended September 30, 2016 and the year ended December 31, 2015 are presented as if the acquisition had occurred on January 1, 2015. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined results.

The determination and preliminary allocation of the purchase consideration used in the unaudited pro forma condensed combined financial information are based upon preliminary estimates, which are subject to change during the measurement period (up to one year from the Acquisition Date) as we finalize the valuations of the net tangible and intangible assets acquired.

The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in this unaudited pro forma condensed combined financial information for a number of reasons, including cost saving synergies from operating efficiencies and the effect of the incremental costs incurred to integrate the two companies.

The unaudited pro forma condensed combined financial information should be read in conjunction with our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, the historical financial statements of Extension as of and for the year ended December 31, 2015, and the historical financial statements of Extension as of and for the nine months ended September 30, 2016 contained in this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

OF VOCERA COMMUNICATIONS, INC. AND EXTENSION, LLC

AS OF SEPTEMBER 30, 2016

(In thousands)

Assets	Vocera Communications, Inc.	Extension, LLC	Pro Forma Adjustments		Pro Forma
Current assets
Cash and cash equivalents	41,100	$1,177	(42,277)	(a)	$—
Short-term investments	80,509	—	(13,950)	(a)	66,559
Accounts receivable, net	17,772	1,873	—		19,645
Other receivables	869	—	—		869
Inventories	4,083	—	—		4,083
Prepaid expenses and other current assets	2,756	809	—		3,565

Total current assets	147,089	3,859	(56,227)		94,721
Property and equipment, net	6,109	412	(364)	(b)	6,157
Intangible assets, net	1,825	159	17,041	(c)	19,025
Goodwill	9,988	—	39,551	(b)	49,539
Other long-term assets	1,111	—	—		1,111

Total assets	166,122	$4,430	1		$170,553

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	2,844	$159	—		$3,003
Accrued payroll and other current liabilities	12,081	2,836	(231)	(f)	14,686
Deferred revenue, current	33,678	10,626	(7,674)	(d)	36,630
Accrued interest	—	240	(240)	(e)	—
Related-party debt, current	—	39,239	(39,239)	(e)	—

Total current liabilities	48,603	53,100	(47,384)		54,319
Deferred revenue, long-term	8,139	8,770	(7,505)	(d)	9,404
Other long-term liabilities	4,260	2,834	(2,834)	(e)	4,260

Total liabilities	61,002	64,704	(57,723)		67,983

Stockholders’ equity
Common Stock	8	—	—		8
Member interests	—	300	(300)	(e)	—
Additional paid-in capital	222,493	—	—		222,493
Accumulated other comprehensive loss	(58)	—	—		(58)
Accumulated deficit	(117,323)	(60,574)	58,024	(e), (k)	(119,873)

Total stockholders’ equity	105,120	(60,274)	57,724		102,570

Total liabilities and stockholders’ equity	166,122	$4,430	1		$170,553

See notes to unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

OF VOCERA COMMUNICATIONS, INC. AND EXTENSION, LLC

YEAR ENDED DECEMBER 31, 2015

(In thousands, except per share amounts)

	Vocera Communications, Inc.	Extension, LLC	Pro Forma Adjustments		Pro Forma
Revenue
Product	$55,716	$2,922	—		$58,638
Service	48,370	3,944	(2,159)	(d)	50,155

Total revenue	104,086	6,866	(2,159)		108,793

Cost of revenue
Product	19,666	167	2,600	(c)	22,433
Service	19,844	4,221	420	(g), (h)	24,485

Total cost of revenue	39,510	4,388	3,020		46,918

Gross profit	64,576	2,478	(5,179)		61,875

Operating expenses
Research and development	16,990	3,916	390	(g), (h)	21,296
Sales and marketing	47,647	8,391	2,218	(c), (g), (h)	58,256
General and administrative	16,734	3,312	1,732	(c), (g), (h)	21,778

Total operating expenses	81,371	15,619	4,340		101,330

Loss from operations	(16,795)	(13,141)	(9,519)		(39,455)

Interest income (expense)	509	(121)	121	(e)	509
Other expense, net	(347)	2	—		(345)

Loss before income taxes	(16,633)	(13,260)	(9,398)		(39,291)

Provision for income taxes	(473)	(15)	(610)	(j)	(1,098)

Net loss	$(17,106)	$(13,275)	(10,008)		$(40,389)

Net loss per share
Basic and diluted	(0.66)				(1.56)
Weighted average shares used to compute net loss per share
Basic and Diluted	25,971				25,971

See notes to unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

OF VOCERA COMMUNICATIONS, INC. AND EXTENSION, LLC

NINE MONTHS ENDED SEPTEMBER 30, 2016

(In thousands, except per share amounts)

	Vocera Communications, Inc.	Extension, LLC	Pro-Forma Adjustments		Pro-Forma
Revenue
Product	$50,807	$2,785	—		$53,592
Service	40,877	3,749	(563)	(d)	44,063

Total revenue	91,684	6,534	(563)		97,655

Cost of revenue
Product	16,435	162	1,950	(c)	18,547
Service	18,037	4,457	308	(h)	22,802

Total cost of revenue	34,472	4,619	2,258		41,349

Gross profit	57,212	1,915	(2,821)		56,306

Operating expenses
Research and development	12,686	3,518	243	(h)	16,447
Sales and marketing	38,078	8,120	1,599	(c), (h)	47,797
General and administrative	14,099	2,605	412	(c), (g), (h), (i)	17,116

Total operating expenses	64,863	14,243	2,254		81,360

Loss from operations	(7,651)	(12,328)	(5,075)		(25,054)

Interest income (expense)	573	(119)	119	(e)	573
Other expense, net	(226)	(70)	—		(296)

Loss before income taxes	(7,304)	(12,517)	(4,956)		(24,777)

Provision for income taxes	(183)	(31)	(737)	(j)	(951)

Net loss	$(7,487)	$(12,548)	(5,693)		$(25,728)

Net loss per share
Basic and diluted	(0.28)				(0.96)
Weighted average shares used to compute net loss per share
Basic and Diluted	26,675				26,675

See notes to unaudited pro forma condensed combined financial information

Footnotes

1	BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed combined financial statements (“pro forma financial statements”) were prepared using the acquisition method of accounting, and are based on the historical financial statements of Vocera and Extension after giving effect to the acquisition and related financing transactions, including payment of all of Extension’s debt.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of the future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that could result from the acquisition.

These pro forma financial statements do not reflect adjustments related to deemed non-cash compensation expense of $2.6 million associated with a redistribution of purchase consideration between Extension’s selling members. This adjustment was excluded for the applicable period because it does not have any continuing effect on the Company.

2	PRELIMINARY PURCHASE CONSIDERATION AND RELATED ALLOCATION

The acquisition has been accounted for using the acquisition method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the acquisition date. Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded at the effective time of the acquisition at their respective fair values and added to those of Extension.

The pro forma balance sheet has been adjusted to reflect the preliminary acquisition accounting, which is based on the preliminary estimated fair values of the tangible and intangible assets acquired and liabilities assumed, with the excess purchase price being recorded to goodwill. The preliminary acquisition accounting in these pro forma financial statements is based upon a purchase price of $52.5 million. The purchase price was paid entirely in cash, and Vocera did not acquire any of Extension’s cash, nor did Vocera assume any of Extension’s indebtedness.

3	Pro Forma Adjustments

(a)	Represents estimated sources and uses of funds as follows (in thousands):

Sources of funds:
Net use of historical cash	$42,277
Sale of short-term investments	13,950

Total Sources	$56,227

Uses of funds:
Purchase of Extension, LLC (GAAP purchase consideration)	$(52,500)
Estimated direct transaction fees and expenses (Vocera related)	(2,550)
Transfer of closing date cash not acquired to selling stockholders	(1,177)

Total Uses	$(56,227)

(b)	The total purchase consideration of $52.5 million was allocated to the pro forma assets acquired and liabilities assumed based on a preliminary estimate of their fair values as if the acquisition had taken place on September 30, 2016. The resulting goodwill is approximately $39.6 million, which is different from the goodwill amount shown that will be recorded on the Acquisition Date, as it is based on the assumption that the acquisition occurred on September 30, 2016 for purposes of the pro forma presentation.

Amount (In thousands)
Total Consideration transferred	$52,500

Accounts receivable, net of allowance	1,873
Prepaid expenses and other current assets	809
Property and equipment, net	48
Intangible assets, net	17,200

Total Assets	$19,930
Accounts payable	159
Accrued payroll and other current liabilities	2,605
Deferred revenue, current	2,952
Deferred revenue, long-term	1,265

Net Assets acquired	$12,949

Goodwill	$39,551

(c)	Reflects the adjustment of Extension’s historical intangible assets acquired and certain tangible assets to their estimated fair values. As part of the preliminary valuation analysis, we identified intangible assets, including developed technology, trade name, backlog, and customer relationships. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows or forecast of expected future economic benefits accrued to the acquirer. The following table summarizes the estimated fair values of Extension’s identifiable intangible assets and their estimated useful lives:

	Estimated Fair Value	Estimated useful life in years	Year Ended December 31, 2015 Amortization Expense	Nine Months Ended September 30, 2016 Amortization Expense
	(In thousands, except years)
Customer relationships	$8,400	8 years	$1,050	$788
Developed technology	6,400	3 years	2,133	1,600
Trade name	1,000	3 years	333	250
Backlog	1,400	3 years	467	350

Total	$17,200		$3,983	$2,988
Less: Extension’s historical intangible assets and related amortization expense	$(159)		(20)	(15)

Pro forma adjustment	$17,041		$3,963	$2,973

(d)	Reflects the adjustment of Extension’s historical deferred revenues to the estimated fair value of $2.9 million and $1.3 million for the current and long-term portions, respectively. The fair value was determined based on the estimated costs to fulfill the remaining maintenance and professional service obligations plus a normal profit margin. After the acquisition, this adjustment will have a continuing impact and will reduce revenue related to the assumed performance obligations as the services are provided over the next five years. The pro forma adjustments to deferred revenues reduce revenue by $0.6 million for the nine months ended September 30, 2016 and $2.2 million for the year ended December 31, 2015 to reflect the difference between payments received from customers for support services and the fair value of the assumed performance obligations as they are satisfied, assuming the transaction was consummated on January 1, 2015.

(e)	Reflects elimination of Extension’s membership interests and historical debt balances, including $0.3 million of member’s capital, $60.6 million in accumulated defict, $39.5 million in debt and accrued interest due under a related-party credit facility and $2.8 million in other related-party obligations.

The pro forma adjustments decrease interest expense by $0.1 million for the nine months ended on September 30, 2016 and $0.1 million for the year ended December 31, 2015 to reflect the elimination of Extension’s historical debt upon acquisition.

(f)	Reflects the adjustment related to Extension’s credit card payables in the amount of $0.2 million which were considered to be indebtedness at the Acquisition Date and not assumed by Vocera as part of the acquisition.

(g)	Reflects adjustments for management retention bonuses that were paid to Extension’s senior management and retention bonuses paid to certain other Extension employees. The total amount under the retention bonus arrangements to be paid is $2.7 million which vests as follows:

(i) $0.7 million upon completion of certain milestones within the first nine months of closing of the acquisition

(ii) $1.0 million upon the 12-month anniversary of closing of the acquisition

(iii) $1.0 million upon the 24-month anniversary of the closing of the acquisition.

The pro forma adjustments, which include applicable payroll taxes, are as follows:

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016
	(in thousands)
Cost of revenue—Service	$54	$—
Research and development	50	—
Sales and marketing	107	—
General and administrative	1,612	802

Total	$1,823	$802

(h)	Reflects an adjustment for restricted stock units (“RSUs”) which were awarded to Extension’s employees whom continued employment at the combined entity following the closing of the acquisition. The adjustment is as follows:

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016
	(In thousands)
Cost of revenue—Service	$366	$308
Research and development	340	243
Sales and marketing	728	561
General and administrative	287	180

Total	$1,721	$1,292

(i)	Reflects adjustment for transaction expenses directly attributable to the acquisition, totaling $0.4 million.

(j)	Reflects an adjustment to record deferred tax liabilities that arise because of the tax deductibility of goodwill upon amortization over a 15 year period. The adjustment was determined using the Company’s statutory rate of 37% for each of the periods presented. The adjustment for the year-ended December 31, 2015 is net of certain non-deductible acquisition-related costs.

(k)	Reflects adjustment for transaction expenses that were incurred by Vocera after September 30, 2016, totaling $2.6 million.